UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2017

MATINAS BIOPHARMA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☒

Explanatory Note

This Current Report on Form 8-K/A is being filed to add “Item 8.01 – Other Events” to the Company’s Current Report on Form 8-K submitted on June 26, 2017.

Item 7.01	Regulation FD Disclosure.

On June 26, 2017, Matinas BioPharma Holdings, Inc. (the “Company”) issued a press release to report topline data from its Phase 2 safety, tolerability and efficacy study of MAT2203 in women with moderate to severe vulvovaginal candidiasis (“VVC”). The press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

The Company reported topline data from its Phase 2 safety, tolerability and efficacy study of MAT2203 in women with moderate to severe vulvovaginal candidiasis (VVC). The Phase 2 study achieved its primary endpoint in demonstrating MAT2203 is safe and well tolerated. However, both the clinical and mycological responses for MAT2203 did not meet the Company’s expectations and were below that of fluconazole, the guideline recommended therapy for the treatment of VVC.

This completed proof-of-concept Phase 2 study of MAT2203 was a multi-center, randomized trial with the primary objective to evaluate the safety of two orally administered doses (200 mg and 400 mg) of MAT2203 compared to 150 mg of fluconazole in 137 women in the safety population. Secondary efficacy objectives were to assess the clinical cure rate and the mycological eradication rate of oral CAMB at the test of cure visit (Day 12) compared with fluconazole in 79 women with confirmed vulvovaginal candidiasis at baseline in the modified intent to treat population, and tertiary objectives were to assess pharmacokinetics (PK) of CAMB after 5 days of oral administration.

There were no serious adverse events reported in the study and the majority of treatment emergent adverse events (TEAEs) were mild in severity and unrelated to study drug. Drug-related TEAEs of orally-delivered encochleated amphotericin B should be evaluated in the context of the side effects of IV-administered unencochleated amphotericin B, which is well known for its severe and potentially lethal side effects. Drug-related TEAEs occurred in only 20% of 200 mg patients and 18% of 400 mg patients. The most frequently occurring drug-related TEAEs in the MAT2203 groups were gastrointestinal and mild in nature. Drug-related TEAEs occurred in 2% of patients on fluconazole.

Efficacy endpoints included evaluation of clinical and mycological response. Clinical response was evaluated using a composite scoring system that compared signs and symptoms of VVC from baseline to test of cure (Day 12). Signs and symptoms included itching, burning, irritation, erythema, edema, or excoriation. MAT2203 demonstrated a clinical cure in 52% of patients at 200 mg/day and 55% of patients at 400 mg/day, compared to 75% of patients on fluconazole. In the mycology outcome, 36% of patients in the 200 mg arm and 32% in the 400 mg arm experienced eradication, compared to 84% of patients in the fluconazole arm. In the composite clinical cure score of signs and symptoms at Day 12, MAT2203 demonstrated an 81% improvement in clinical symptoms at 200 mg/day, 80% improvement at 400 mg/day, compared to 94% improvement in clinical symptoms for the patients on fluconazole.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.
	99.1	Press Release, dated June 26, 2017 (Current Report on Form 8-K submitted on June 26, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: June 26, 2017	By:	/s/ Roelof Rongen
Name: Roelof Rongen
Title: Chief Executive Officer